Filed Pursuant to Rule 424(b)(3)

Registration No. 333-270769

PROSPECTUS

PURPLE BIOTECH LTD.

Up to 2,215,190 American Depositary Shares

Each Representing 10 Ordinary Shares

The selling shareholders identified in this prospectus may offer from time to time up to 2,215,190 American Depositary Shares, or ADSs, each representing 10 of our ordinary shares no par value per share, or Ordinary Shares. The ADSs were issued to the selling shareholders in connection with our acquisition of our wholly-owned subsidiary, Immunorizon Ltd., or Immunorizon, in February 2023.

This prospectus describes the general manner in which the ADSs may be offered and sold by the selling shareholders. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus. We are not selling any shares under this prospectus and will not receive any proceeds from the sale of the shares by the selling shareholders. See “Use of Proceeds.” The selling shareholders may sell all or a portion of the ADSs from time to time in market transactions through any market on which our ADS are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. We will bear all of the expenses incurred in connection with the registration of these shares. The selling shareholders will pay any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the shares. See “Plan of Distribution”.

The ADSs, each representing ten of our Ordinary Shares, evidenced by American Depositary Receipts, are listed on the Nasdaq Capital Market under the symbol “PPBT.” On March 31, 2023, the last reported sale price of our ADSs on the Nasdaq Capital Market was $1.79 per ADS.

Our Ordinary Shares are traded on the Tel Aviv Stock Exchange under the symbol “PPBT.” On April 2, 2023, the last reported sale price of our Ordinary Shares on the Tel Aviv Stock Exchange was NIS 6.01 per share, or $1.66 per share (based on the exchange rate reported by the Bank of Israel as of that date, which was $1.00 = NIS 3.615).

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022, WHICH WAS FILED ON MARCH 3, 2023, OR THE 2022 ANNUAL REPORT.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 3, 2023

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the ADSs, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the Securities and Exchange Commission (the “SEC”) as indicated under the sections entitled “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.” Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor any of the selling shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. In this prospectus, unless otherwise indicated, all references to the “Company,” “we,” “our” and “Purple Biotech Ltd.” refer to Purple Biotech Ltd and its subsidiaries.

References to “U.S. dollars” and “$” are to currency of the United States of America, and references to “NIS” are to New Israeli Shekels. References to “Ordinary Shares” are to our Ordinary Shares, no par value per share, that are traded on the Tel Aviv Stock Exchange, or TASE, under the symbol “PPBT”. References to ADSs are to our American Depository Shares, each representing ten of our Ordinary Shares, that are traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “PPBT.”

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PROSPECTUS SUMMARY

This summary highlights selected information about us and information contained in greater detail elsewhere in this prospectus and in the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should carefully read and consider this entire prospectus and the documents, including financial statements and related notes, and information incorporated by reference into this prospectus, including the financial statements and “Risk Factors” starting on page 4 of this prospectus, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

OUR COMPANY

Overview

We are a clinical-stage company developing first-in-class, effective and durable therapies that harness the power of the tumor microenvironment to overcome tumor immune evasion and drug resistance.

We are focused on oncology and our pipeline includes: (i) CM24, a humanized monoclonal antibody that blocks the interactions of Carcinoembryonic Antigen Related Cell Adhesion Molecule 1 (CEACAM1), an immune checkpoint protein that supports tumor immune evasion and survival through multiple pathways, (ii) NT219, a small molecule that simultaneously targets and inhibits Insulin Receptor Substrate 1 and 2 (IRS1/2) and Signal Transducer and Activator of Transcription (STAT3), two signal transduction pathways involved in the development of cancer drug resistance mechanisms; and (iii) IM1240, a conditionally-activated tri-specific antibody that engages both T cells and NK cells. The third arm of IM1240 specifically targets the Tumor Associated Antigen (TAA) 5T4. In developing these therapeutic candidates, we address not only the tumor itself but also the tumor microenvironment, which we believe may improve patient outcome.

●	We are conducting a randomized, controlled, open label multicenter phase 2 study to investigate CM24 in combination with the anti-PD-1 checkpoint inhibitors nivolumab for the treatment of pancreatic ductal adenocarcinoma (PDAC) when administered in combination with standard of care chemotherapy compared to chemotherapy alone. We have entered into a clinical collaboration agreement with Bristol Myers Squibb to evaluate the combination of CM24 with the PD-1 inhibitor nivolumab and nab-paclitaxel in this study. We expect to release interim results in the second half of 2023 and a topline report on the overall study by the end of 2024;

●	We are conducting a phase 1/2 dose escalation study of NT219 as a single agent in patients with solid tumors, and a dose escalation phase of NT219 in combination with cetuximab for the treatment of recurrent and/or metastatic squamous cell carcinoma of the head and neck cancer or colorectal adenocarcinoma. These studies will be followed by an expansion phase of NT219 at its recommended phase 2 dose level in combination with cetuximab in patients with recurrent and/or metastatic squamous cell carcinoma of the head and neck. We expect to release phase 1 topline results in the second half of 2023; and

●	We are conducting preclinical studies with IM1240 and expect to reach IND submission in approximately two years.

In addition, we are seeking the acquisition of additional oncology therapeutic candidates at various stages of development to expand and diversify our portfolio and to leverage our development capabilities.

Immunorizon Acquisition

On February 1, 2023, we entered into the Share Purchase Agreement, pursuant to which we acquired 100% of the issued and outstanding shareholdings from the shareholders of Immunorizon, an Israeli company, and Immunorizon became a wholly-owned subsidiary of the Company. In consideration for the transfer of 100% of shares of Immunorizon to us and the other obligations set forth in the Share Purchase Agreement, we paid an aggregate purchase price consisting of an aggregate upfront payment of $3.5 million in cash and an aggregate $3.5 million in ADSs, at a price per ADS equal to the NASDAQ volume-weighted average price of our ADSs for the 60-day period preceding the execution date of the agreement (the “PPS”). Additional long-term milestones are set at an aggregate amount of $94 million, with royalties out of net sales. Those long-term milestones include (i) development milestones consisting of pre-clinical and clinical milestones, (ii) regulatory milestones and (iii) sales milestones. The accumulated transaction payments, excluding the upfront payment, will not exceed $100 million.

In the event that during one year following the closing of the Share Purchase Agreement, the Company enters into an agreement or makes a filing pursuant to which it issues ADSs or other equity securities in a financing transaction (other than under its “at-the-market” equity offering program used for an accumulated amount of up to $2,000,000 worth of ADSs sold during any 90 days period following the closing of the Share Purchase Agreement, a non-cash transaction or a strategic transaction such as strategic joint venture, pre-clinical or clinical collaboration), at a price per ADS lower than the PPS (such new price, the “New PPS”) (a “Dilutive Event”), and at such time a selling shareholder still holds any ADSs issued to it under the Share Purchase Agreement, the Company shall issue such selling shareholder additional ADSs (“Additional ADSs”) equal to: (i) (A) the number of such ADSs held by such selling shareholder at such time, multiplied by (B) the PPS divided by (C) the New PPS, minus (ii) the number of such ADSs held by such selling shareholder at such time. Such protection shall only be provided once. The transaction closed on February 15, 2023.

At the closing of the acquisition, we entered into a Lock-Up and Registration Rights Agreement (the “Lock-Up and Registration Rights Agreement”) with the selling shareholders under which we undertook to file with the U.S. Securities and Exchange Commission, or the SEC, by no later than 45 days following the closing, a registration statement on Form F-3 (the “Registration Statement”) registering the resale of the ADSs issued to the selling shareholders upon the closing and any Additional ADSs issued thereafter (if any). We undertook to use commercially reasonable efforts to keep the resale Registration Statement effective for at least 24 months from the date of the Lock-Up and Registration Rights Agreement (or such shorter period as will terminate when the selling shareholders cease to hold the ADSs or all of our securities covered by the Registration Statement have been sold or withdrawn).

In addition, the selling shareholders agreed not to, directly or indirectly, in any single transaction or series of related transactions, transfer any of the ADSs issued at the closing of the acquisition during the three-month period following the closing of the Share Purchase Agreement without the prior written consent of the Company (subject to limited exceptions).

We are therefore registering the 2,215,190 ADSs, each representing 10 Ordinary Shares, issued by to the selling shareholders at the closing of the acquisition.

At the closing of the transaction, each of selling shareholders executed an Irrevocable Proxy and Undertaking appointing any member of our board of director (the “Proxy”) to vote the ADSs issued to it at the closing and any Additional ADSs issued to it in connection with a Dilutive Event (if any), at any and all Company shareholder meetings in accordance with the voting recommendations of our board of directors. In addition, each selling shareholder undertook that to the extent that the Proxy is not able to instruct the depositary for our ADSs to exercise the voting rights of the selling shareholder with respect to its ADSs, it shall, upon the written instructions of the Proxy, promptly deliver instructions to the depositary as to the exercise of the voting rights pertaining to its ADSs in accordance with the voting recommendations of our board of directors. Each Irrevocable Proxy and Undertaking shall terminate, with respect to a selling shareholder, upon the transfer or sale for consideration of all ADSs held by such selling shareholder to any person or entity that is not an affiliate thereof.

For additional information regarding the Immunorizon acquisition, see Item 10. Additional Information – C. Material Contracts – Immunorizon Acquisition Agreement in our 2022 Annual Report.

Corporate Information

We were incorporated under the laws of the State of Israel (under a previous name) on August 12, 1968. Our Ordinary Shares were originally listed for trading on the TASE in 1978 and the ADSs have been traded on Nasdaq since November 2015. Our Ordinary Shares are currently traded on the TASE under the symbol “PPBT”, and the ADSs are currently traded on Nasdaq under the symbol “PPBT”. The Company is headquartered at 4 Oppenheimer Street, Science Park, Rehovot 7670104, Israel and our telephone number is +972-3-933-3121. Our website address is www.purple-biotech.com. Information contained on, or that can be accessed through, our website does not constitute a part of this Registration Statement and is not incorporated by reference herein. We have included our website address in this Registration Statement solely for informational purposes. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC at www.sec.gov.

THE OFFERING

ADSs offered by selling shareholders	Up to 2,215,190 outstanding ADSs representing 22,151,900 Ordinary Shares

Ordinary Shares outstanding	208,638,362 Ordinary Shares (not including 1 Ordinary Share held in treasury; such number of ordinary shares represented by 20,863,836 ADSs).

The ADSs

Each ADS represents ten Ordinary Shares. The ADSs initially will be evidenced by American Depositary Receipts, executed and delivered by The Bank of New York Mellon, as depositary, or the “Depositary.

The Depositary, as depositary, will be the holder of the Ordinary Shares underlying your ADSs and you will have rights as provided in the Deposit Agreement dated as of November 25, 2015, as amended, among us, The Bank of New York Mellon, as Depositary, and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”), a form of which has been filed as Exhibit 1 to the Registration Statement on Form F-6 filed by the Depositary with the SEC on May 7, 2020.

Subject to compliance with the relevant requirements set out in the prospectus, you may turn in your ADSs to the Depositary in exchange for Ordinary Shares underlying your ADSs.

The Depositary will charge you fees for such exchanges pursuant to the Deposit Agreement.

Use of proceeds:	We will not receive any proceeds from the sale of the ADSs by the selling shareholders. All net proceeds from the sale of the ADSs covered by this prospectus will go to the selling shareholders.

Risk factors:	An investment in the ADSs offered under this prospectus is highly speculative and involves substantial risk. You should read the “Risk Factors” section starting on page 4 of this prospectus, and “Item 3. - Key Information – D. Risk Factors” in our 2022 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Depositary	The Bank of New York Mellon

Nasdaq symbol:	“PPBT.”

Unless otherwise indicated, the number of ordinary shares outstanding prior to and after this offering is based on 208,638,362 Ordinary Shares outstanding as of March 22, 2023, and excludes:

●	42,279,660 Ordinary Shares issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $1.03 per ordinary share;

●	18,513,235 Ordinary Shares issuable upon the exercise of options, outstanding under the Purple Biotech Ltd. 2016 Equity-Based Incentive Plan, or the 2016 Plan, with a weighted average exercise price of $0.52 per ordinary share;

●	7,902,917 Ordinary Shares issuable upon the exercise of outstanding restricted share units issued under the 2016 Plan; and

●	4,787,384 Ordinary Shares that are available for future issuance under the 2016 Plan.

RISK FACTORS

An investment in our securities involves certain risks. Before investing in our securities, you should carefully consider the risk factors set forth below and in our 2022 Annual Report, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment. In any case, the value of the securities offered by means of this prospectus could decline due to any of these risks, and you may lose all or part of your investment.

The sale of a substantial amount of our ordinary shares or ADSs in the public market could adversely affect the prevailing market price of our securities.

We are registering for resale up to 22,151,900 Ordinary Shares represented by 2,215,190 ADSs, held by the selling shareholders. Sales of substantial amounts of our ordinary shares or ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when selling shareholders may sell such ADSs or Ordinary Shares in the public markets. Furthermore, in the future, we may issue additional Ordinary Shares or ADSs or other equity or debt securities convertible into ordinary shares or ADSs. Any such issuance could result in substantial dilution to our existing shareholders and could cause the market price of our securities to decline.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein may include forward looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. In addition, certain sections of this prospectus and the information incorporated by reference herein contain information obtained from independent industry and other sources that we have not independently verified. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Our ability to predict our operating results or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” on page 4 of this prospectus, and certain other matters discussed in this prospectus and the information incorporated by reference herein, and other publicly available sources. Such factors and many other factors beyond our control could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

●	the initiation, timing, progress and results of our research, manufacturing, preclinical studies, clinical trials, and other therapeutic candidate development efforts, including the safety and efficacy of our therapeutic candidates, as well as the extent and number of additional studies that we may be required to conduct;

●	our ability to advance our therapeutic candidates into the next stages of clinical trials, or to successfully complete our planned and ongoing preclinical studies or clinical trials;

●	our receipt of regulatory clarity and approvals for our therapeutic candidates and the timing of other regulatory filings and approvals;

●	our ability to acquire or in-license additional therapeutic candidates, integrate acquired therapeutic candidates successfully into our business and to realize the anticipated benefits of acquisitions, such as our recent Immunorizon acquisition;

●	a delay or rejection of an IND, NDA or BLA for one or more of our therapeutic candidates;

●	our ability to maintain compliance with the NASDAQ listing standards;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we operate including the impact of any change in regulation and legislation that could affect the pharmaceutical industry, and the difficulty of predicting actions of the FDA or any other applicable regulator of pharmaceutical products;

●	the research, manufacturing, preclinical and clinical development, commercialization, and market acceptance of our therapeutic candidates;

●	our ability to successfully acquire, develop or commercialize our pharmaceutical products;

●	our ability to establish collaborations for our therapeutic candidates;

●	the interpretation of the properties and characteristics of our therapeutic candidates and of the results obtained with our therapeutic candidates in preclinical studies or clinical trials;

●	the implementation of our business model, strategic plans for our business and therapeutic candidates;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our therapeutic candidates and our ability to operate our business without infringing the intellectual property rights of others;

●	estimates of our expenses, revenues, capital requirements and our needs for additional financing;

●	the impact of competitive companies, technologies on our industry; and

●	the impact of the public health, political and security situation in Israel, the U.S. and other countries in which we may operate or obtain approvals for our products or our business.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and other risk factors contained in the documents incorporated by reference herein. You should not rely upon forward-looking statements as predictions of future events. In addition, the section of our 2022 Annual Report entitled “Item 4. Information on the Company” contains information obtained from independent industry sources and other sources that we have not independently verified.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

This prospectus relates to Ordinary Shares represented by ADSs that may be offered and sold from time to time by the selling shareholders. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholders.

CAPITALIZATION

The following table sets forth our consolidated audited capitalization as of as of December 31, 2022:

●	on an actual basis; and

●	on a pro forma basis, to give effect to the issuance of 22,151,900 Ordinary Shares underlying ADSs in connection with the closing of the Immunorizon transaction on February 15, 2023.

The amounts shown below are unaudited. The information in the following table should be read in conjunction with and is qualified in its entirety by reference to our consolidated financial statements and the related notes and the section titled “Item 5. Operating and Financial Review and Prospects” in our 2022 Annual Report, which is incorporated by reference herein.

	As of December 31, 2022
USD in thousands	Actual	Pro Forma
Cash and cash equivalents and short-term deposits	31,682	28,182

Shareholders’ equity:
Ordinary Shares	-	-
Share premium	126,407	129,907
Receipts on accounts of warrants	28,017	28,017
Capital reserves	10,060	10,060
Accumulated deficit	(117,573)	(117,573)

Total shareholders’ equity	46,911	50,411
Non-controlling interests	187	187
Total Capitalization	47,098	50,598

The above table is based on 184,815,092 Ordinary Shares outstanding as of December 31, 2022, and excludes:

●	42,638,865 Ordinary Shares issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $1.03 per ordinary share;

●	18,468,235 Ordinary Shares issuable upon the exercise of options, outstanding under the Purple Biotech Ltd. 2016 Equity-Based Incentive Plan, or the 2016 Plan, with a weighted average exercise price of $0.52 per ordinary share;

●	7,857,917 Ordinary Shares issuable upon the exercise of outstanding restricted share units issued under the 2016 Plan; and

●	4,877,384 Ordinary Shares that are available for future issuance under the 2016 Plan.

SELLING SHAREHOLDERS

On February 1, 2023, we entered into the Share Purchase Agreement, pursuant to which we acquired 100% of the issued and outstanding shareholdings from the shareholders of Immunorizon, an Israeli company, and Immunorizon became a wholly-owned subsidiary of the Company. The selling shareholders acquired the Ordinary Shares being registered for resale pursuant to this prospectus pursuant to the Purchase Agreement. We have agreed to file the registration statement of which this prospectus forms a part to cover the resale by the selling shareholders of the ADSs issued to the selling shareholders under the Share Purchase Agreement. We are registering the Ordinary Shares represented by ADSs in order to permit the selling shareholders to offer ADSs represented by Ordinary Shares for resale from time to time. The term “selling shareholder” also includes any permitted transferees or other successors in interest to the selling shareholders named in the table below. Except for voting arrangements described above under “Our Company”, to our knowledge, each selling shareholder named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the ADSs set forth opposite its name. We will file a supplement to this prospectus (or a post-effective amendment to the registration statement of which this prospectus forms a part, if necessary) to name successors to the selling shareholders who are able to use this prospectus to resell the securities registered hereby.

The second column lists the number of securities beneficially owned and the percentage ownership of our Ordinary Shares represented by the ADSs beneficially owned by each selling shareholder, based on its ownership of ADSs as provided to us by each selling shareholder, as of March 22, 2023.

The third column lists the total securities being offered by this prospectus by each selling shareholder.

The fourth column assumes the sale of all of the securities offered by each selling shareholder pursuant to this prospectus and lists the percentage ownership represented by the securities beneficially owned by the selling shareholder assuming the sale of all the securities offered by the selling shareholder pursuant to this prospectus. The selling shareholder may sell all, some or none of its securities in this offering. See “Plan of Distribution.”

Unless otherwise indicated, all information contained in the table below and the footnotes thereto is based upon information provided to us by the selling shareholders. Except as otherwise indicated below, based on the information provided to us by the selling shareholders, and to the best of our knowledge, none of the selling shareholders is a broker-dealer or an affiliate of a broker-dealer.

	ADSs Beneficially Owned Prior to Offering(1)		Maximum Number of ADSs to be Sold Pursuant to this Prospectus	ADSs Owned Immediately After Sale of Maximum Number of Shares in this Offering
Name of Selling Shareholder	Number	Percentage(2)	Number	Number	Percentage(2)
Merck Ventures B.V.(3)	686,023	3.29%	686,023	0	0%
Arkin Bio Ventures Seed Limited Partnership(4)	685,666	3.29%	685,666	0	0%
WuXi Pharmatech Healthcare Fund I LP(5)	633,325	3.04%	633,325	0	0%
Pontifax Group(6)	210,176	1.01%	210,176	0	0%
			2,215,190

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to vested options and warrants currently exercisable, or exercisable within 60 days of March 22, 2023, are counted as outstanding for computing the percentage of the selling shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling shareholder.

(2)	Applicable percentage of ownership is based on 208,638,362 Ordinary Shares (equivalent to 20,863,836 ADSs) outstanding as of March 22, 2023.

(3)	Hakan Goker and Owen Lozman are the managing directors of Merck Ventures B.V.

(4)	Beneficially owned by Moshe Arkin.

(5)	Beneficially owned by WuXi PharmaTech Investments (Cayman) Inc., which is the sole general partner of WuXi Pharma Tech Fund I General Partner L.P., which is in turn the sole general partner of WuXi PharmaTech Healthcare Fund I L.P. Edward Hu, Ming Shi and Hao Wu are the board of directors of WuXi PharmaTech Investments (Cayman) Inc. Edward Hu is the authorized signatory of WuXi Pharma Tech Healthcare Fund I L.P. Xi

(6)	Includes (i) 18,957 Ordinary Shares represented by ADSs held by Pontifax (China) V LP; (ii) 13,029 Ordinary Shares represented by ADSs held by Pontifax (Cayman) V LP; (iii) 48,787 Ordinary Shares represented by ADSs held by Pontifax (Israel) V LP; (iv) 31,072 Ordinary Shares represented by ADSs held by Pontifax (Cayman) IV LP; (v) 63,823 Ordinary Shares represented by ADSs held by Pontifax (Israel) IV LP; and (vi) 34,508 Ordinary Shares represented by ADSs held by Pontifax (China) IV LP. The foregoing Pontifax entities are referred to collectively as the “Pontifax Group.” Beneficially owned by Tomer Kariv and Ran Nussbaum.

PLAN OF DISTRIBUTION

We are registering the securities issued to the selling shareholders to permit the resale of these securities by the holders thereof from time to time after the date of this prospectus, pursuant to the provisions of the Lock-Up and Registration Rights Agreement entered into between us and the selling shareholders at the closing of the Immunorizon acquisition. As used in this prospectus, “selling shareholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other permitted transfer.

We will not receive any of the proceeds from the sale by the selling shareholders of the securities. We will bear all fees and expenses incident to our obligation to register the securities.

The selling shareholders may sell all or a portion of the securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.01.

In connection with sales of the securities or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling shareholders may also sell securities short and if such short sale shall take place after the date that this Registration Statement is declared effective by the SEC, the selling shareholders may deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge securities to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our securities made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer or agents participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each selling shareholders has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. Upon the Company being notified in writing by a selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8.0%).

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Subject to the terms of the Lock-Up and Registration Rights Agreement, the Company has no obligation to qualify the resale of any shares in any particular state.

There can be no assurance that any selling shareholder will sell any or all of the securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We will pay all expenses of the registration of the securities pursuant to the Lock-Up and Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of initial compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it.

LEGAL MATTERS

Certain legal matters concerning this offering were passed upon for us by Haynes and Boone, LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus were passed upon for us by FISCHER (FBC & Co.), Tel Aviv, Israel.

EXPERTS

The consolidated financial statements of Purple Biotech Ltd. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

EXPENSES

The following are the estimated expenses of this offering payable by us related to the filing of the registration statement of which this prospectus forms a part. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$5,114.19
Legal fees and expenses	$20,000
Accounting fees and expenses	$3,000
Miscellaneous	$-
Total	$28,114.19

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and any Israeli experts named in the registration statement of which this prospectus forms a part, most of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and most of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or certain of our directors and officers may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel, FISCHER (FBC & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws on the grounds that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which (subject to limited exceptions) is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render such judgement according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was rendered in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC relating to the securities offered by this prospectus, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and may furnish to the SEC, on Form 6-K, unaudited interim financial information.

You can review our SEC filings and the registration statements by accessing the SEC’s internet site at http://www.sec.gov. We maintain a corporate website at https://purple-biotech.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	our Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on March 3, 2023;

●	our reports of foreign private issuer on Form 6-K furnished to the SEC on March 16, 2023 and March 24, 2023;

●	the description of our Ordinary Shares and ADSs contained in our registration statement on Form 8-A (File No. 001-37643), filed under the Exchange Act, as amended by Exhibit 2.1 to the 2022 Annual Report, and including any further amendment or report filed or to be filed for the purpose of updating such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at:

Purple Biotech Ltd.

4 Oppenheimer Street

Science Park

Rehovot 7670104, Israel

Tel: +972-3-933-3121

Attention: Chief Financial Officer

Purple Biotech Ltd.

Up to 2,215,190 American Depositary Shares Representing Ordinary Shares

PROSPECTUS

April 3, 2023